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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                            ------------------------
We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement of Cohen & Steers Special Equity Fund, Inc. on Form N-1A (File Nos. 333-21993 and 811-08059) of our report dated February 5, 1999, on our audit of the financial statements and financial highlights of Cohen & Steers Special Equity Fund, Inc., which report is included in the
Annual Report to shareholders for the year ended December 31, 1998, which report is also incorporated by reference in this Post-Effective Amendment to the Registration Statement.



We also consent to the reference to our firm under the caption 'Financial Highlights' in the Prospectus and under the caption 'Counsel and Independent Accountants' in the Statement of Additional Information.


                                             PricewaterhouseCoopers LLP


New York, New York
April 26, 1999

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